Strengthening the Offshore Driller of Choice May 30, 2017 Exhibit 99.2

Forward-Looking Statements Statements included in this presentation regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of Ensco plc (“Ensco”) following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as "anticipate," "believe," “contemplate,” "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Atwood Oceanics, Inc. (“Atwood”), delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Atwood’s Annual Report on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and their respective other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this presentation is as of today. Except as required by law, both Ensco and Atwood disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Important Additional Information Regarding The Transaction Will Be Filed With The SEC In connection with the proposed transaction, Ensco will file a registration statement on Form S-4, including a joint proxy statement/prospectus of Ensco and Atwood, with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND ATWOOD ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Atwood in connection with the Ensco and Atwood shareholder meetings. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Atwood with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607, or Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, telephone 281-749-7840. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Atwood with the SEC will be available free of charge on Atwood’s website at www.atwd.com under the tab “Investor Relations.” Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation Ensco and Atwood and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco's proxy statement relating to its 2017 General Meeting of Shareholders and Atwood’s proxy statement relating to its 2017 Annual Meeting of Shareholders, as filed with the SEC on 31 March 2017 and 9 January 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies' security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC. No Offer or Solicitation This presentation is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction. Service of Process Ensco is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Transaction Summary Transaction Summary Transaction Structure All-Stock Transaction Terms 1.60 newly-issued Ensco shares per Atwood share Implies $10.72 total value per share of Atwood as of May 26, 2017 Implied pro forma ownership of ~69% to Ensco shareholders and ~31% to Atwood shareholders Leadership Ensco’s senior executive leadership team and board will continue Two members from Atwood’s current board will join Ensco’s board Domicile Pro forma Ensco will remain domiciled in the UK Senior executive officers will be located in London and Houston Shareholder Value ~$65 million of expected pre-tax annual expense synergies Combination is projected to be accretive on a discounted cash flow basis

Compelling Strategic Rationale Acquisition strengthens position as the offshore driller of choice Adds high-quality portfolio of floater and jackup assets Significant value uplift from expected synergies Enhanced global footprint with access to key offshore markets Expands broad customer base with diversified exposure and minimal overlap Combination of two of the best operators in the industry Well-capitalized pro forma company with strong liquidity position

Acquisition Strengthens Leading Offshore Drilling Fleet 1 Includes rigs under construction 2 Peer set includes: Diamond Offshore, Maersk Drilling (excl. accommodation units), Noble Corporation, Ocean Rig, Pacific Drilling, Rowan Companies, Seadrill Limited (excl. non-consolidated rigs), and Transocean 3 Rig counts pro forma for announced planned retirements and sales/purchase Source: Company Filings (1)(2)(3) ESV/ATW ESV Balanced exposure to deep- & shallow-water markets Largest jackup fleet, including 27 premium jackups Second largest floater fleet with one of the largest UDW presence ESV/ATW ESV Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 ATW Peer 8 Peer 7

High-Quality Asset Base Diverse fleet capable of meeting a broad spectrum of customers’ well program requirements Best-in-Class Ultra-Deepwater Drillships Versatile Semisubmersibles Shallow-Water Jackups 8 4 12 2 12 14 32 5 37 ESV/ATW 1 Includes rigs under construction, excludes managed rigs and rigs announced for retirement Source: Company Filings

Best-in-Class Ultra-Deepwater Drillships Capable of drilling in up to 10,000′ of water 40,000′ total drilling depth Dual 7 Ram BOPs Dual Derricks – 2.5 million lbs. Fully Retractable Thrusters Technical Specifications Capable of drilling in up to 12,000′ of water 40,000′ total drilling depth Dual 7 Ram BOPs Dual Derricks – 2.5 million lbs. 23,000m/T Variable Deck Load Technical Specifications Additional Drillships with Similar Designs 2 Additional Drillships with Similar Designs 3

Estimated Synergies to Unlock Value Potential Areas of Synergy Creation G&A Cost Optimization Operations and Unit Support Cost Efficiencies ~$65 million of expected pre-tax annual expense synergies Run-rate synergies expected to materialize by 2019 2018 cost synergies are projected to exceed $45 million Insurance Premium Reduction Supply Chain Savings Fleet Management Optimization Source: Company Analysis

Diverse Global Footprint Expanded Opportunities Across Multiple Geographies & Markets Source: Company Filings

Broad, Diversified Customer Base With Minimal Overlap

Ensco

~70% *Of Public Customers are Investment Grade* [1]

Atwood

~75% *Of Public Customers are Investment Grade* [2]

Clear Leader in Customer Satisfaction

7 Consecutive Years Ranked #1 in Total Satisfaction Among Offshore Drillers

Combined Won 13 of 18 Categories in 2016, including: [3]

- Total Satisfaction
- Health, Safety & Environment
- Performance & Reliability
- Job Quality
- Ultra-Deepwater Wells
- Deepwater Wells
- Shelf Wells
- Special Applications
- Horizontal & Directional Wells
- U.S. Gulf of Mexico
- Latin America & Mexico
- Middle East & North Africa
- Sub-Saharan Africa

Source: Company Filings, Bloomberg

[1] Excludes seven private company customers; includes future contracted customers
[2] Excludes one private company customer; includes future contracted customers
[3] 2016 Oilfield Products & Services Customer Satisfaction Survey; Conducted by EnergyPoint Research, the annual survey is the industry benchmark for customer satisfaction in the global oilfield. Out of the above won categories, Atwood Oceanics won in U.S. Gulf of Mexico, while Ensco won in the twelve other listed categories

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Combination of Two of the Best Operators in the Industry Source: Company Filings, IADC Industry Statistics Fleet-Wide Operational Effectiveness(1) Lost Time Incident Rate(2) Continued Improvements in Operational Performance Consistently Outperforming Industry Safety Benchmarks Shared Focus on Operational Excellence & Safety Investments in processes and systems to improve asset uptime and efficiency drove 80% improvement year to year in subsea equipment-related downtime during 2016 Expanding intellectual property library to further improve the drilling process and filed 25 patents since 2015 Achieved new company record for safety performance last year Modern rigs offer significant off-line capabilities that reduce non-productive time for clients More than 2.5 years and 10 million man hours without a Lost Time Injury through calendar 1Q17 1 ESV metrics show reported “Operational Utilization,” ATW metrics show reported “Revenue Efficiency” adjusted for a calendar year convention 2 ATW metrics show reported “Lost Time Incident Rate” adjusted for a calendar year convention

Manageable debt maturities in light of strong liquidity position $300 $ millions $1,001 $150 $1,805 $2,250 Available Revolver (1) (2) Cash & ST Inv. $3,874 ESV Convertible Senior Notes ESV Senior Notes $1.6B of Maturities(3) to 2024 1 Pro Forma balance sheet highlights are as of March 31, 2017. Net debt to capitalization ratio reflects a $2.5 billion reduction to pro forma shareholder’s equity, assuming the retirement of $3.4 billion of Atwood’s shareholder’s equity and the issuance of $0.9 billion of Ensco equity. After giving effect to retirement of $850 million of Atwood’s outstanding revolving credit facility balance with a portion of Ensco’s cash on hand 2 Assumes Ensco’s revolving credit facility remains for the pro forma company 3 As of March 31, 2017. After giving effect to retirement of Atwood’s outstanding revolving credit facility balance and Ensco’s open market repurchases of approximately $35 million aggregate principal amount of senior notes during April 2017 Source: Company Filings $435 $261 $999 ESV Cash ATW Senior Notes ATW Cash Pro Forma Balance Sheet Highlights(1) $3.7B of contracted revenue backlog 29% net debt to capitalization ratio No secured debt & expect to maintain covenant lite capital structure

Next Steps Antitrust filings Other customary regulatory approvals Approvals / Closing Regulatory Ensco and Atwood shareholder votes Anticipate closing: third quarter 2017

Vision Forward The pro forma company is positioned to meet higher levels of customer demand and capitalize on the offshore drilling recovery Retain strategic focus on both deep- and shallow-water segments of the market Utilize combined high-specification asset footprint to preserve leadership position in offshore drilling market Leverage proven operating systems and continue to deliver best-in-class drilling services Enhance performance through use of technology and growing intellectual property library Preserve flexibility to navigate industry cyclicality through prudent financial management Utilize platform to differentiate pro forma company from competition